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                             EPL Technologies, Inc.

                                  Exhibit 10.12

                       Trademark License Agreement between

                   IPS Produce, Inc. and Potandon Produce LLC


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                                                           EXHIBIT 10.12


THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS BRACKETED ON PAGES 2, 3, 4, 6, 11, 15 AND 16 AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                   TRADEMARK SUBLICENSE AND SERVICE AGREEMENT

THIS AGREEMENT is entered into this 22nd day of September 1997 (hereinafter the "Effective Date"), between IPS Produce, Inc., a Pennsylvania corporation (hereinafter referred to as "LICENSEE") and POTANDON PRODUCE LLC., a Delaware limited liability company (hereinafter referred to as "LICENSOR").

                                   WITNESSETH:

           WHEREAS, LICENSOR entered into a Trademark License Agreement with The Pillsbury Company ("TPC") (hereinafter referred to as the "LICENSE AGREEMENT");

           WHEREAS, LICENSOR has been granted the right to use certain trademarks and trade names including those listed in Exhibit A and the trade dress used in connection therewith (hereinafter such trademarks and trade names listed on Exhibit A are referred to as the "LICENSED MARKS"), which LICENSED MARKS have been used in commerce and extensively advertised and promoted by various means. The LICENSED MARKS are well known and recognized by the general public and have gained a high reputation with the general public, which high reputation and goodwill has been and continues to be a unique benefit to TPC and LICENSOR;

           WHEREAS, LICENSEE recognized the benefits to be derived from utilizing the LICENSED MARKS and desires to utilize said LICENSED MARKS solely upon and in connection with the marketing, advertising, sale and distribution of fresh and perishable potatoes as defined in Exhibit B (the "Licensed Products");

           WHEREAS, LICENSOR has developed a network of suppliers of potatoes and LICENSEE wishes LICENSOR's assistance in the sourcing of potatoes and LICENSOR is willing to provide certain services to LICENSEE on the terms and conditions contained herein; and

           WHEREAS, LICENSEE has requested LICENSOR to provide certain marketing assistance and LICENSOR has requested THE SHOLL GROUP, INC., a Minnesota corporation ("SGI") to provide such assistance as LICENSOR'S agent pursuant to a separate arrangement between SGI and LICENSOR.

           NOW, THEREFORE, in consideration of mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, the parties agree as follows:

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           1. GRANT OF LICENSE

              (a) Licensed Products. Upon the terms and conditions set forth in this Agreement, as of Effective Date, LICENSOR grants to LICENSEE the right, license and privilege to utilize the LICENSED MARKS (hereinafter the "Sublicense") solely upon and in connection with the advertising, marketing, sale and distribution of Licensed Product to "Non-Retail Customer" only. Non-Retail Customers are those accounts which do not sell Licensed Product, either directly or indirectly, to or through retail outlets such as grocery stores.

              (b) Limited License. This Sublicense is limited to Licensed Products which meet or exceed the quality standards set forth in a quality assurance manual to be jointly developed by LICENSEE and LICENSOR and subject to LICENSOR's final approval prior to the production of any Licensed Products (such quality assurance manual, with such changes thereto as LICENSOR may reasonably determine are required in response to technological, legal, regulatory or other industry developments, hereinafter referred to as "LICENSOR's Quality Assurance Manual"). NO LICENSE IS GRANTED HEREUNDER FOR ANY USE OTHER THAN SOLELY IN CONNECTION WITH THE LICENSED PRODUCTS, AND NO LICENSE IS GRANTED FOR ANY USE IN COMBINATION WITH PRODUCTS THAT ARE NOT LICENSED PRODUCTS, AS DEFINED, WITHOUT PRIOR WRITTEN CONSENT OF LICENSOR. Except as otherwise consented to by LICENSOR in writing, the Licensed Products shall be sold to the public only in the manner in which other similar articles are customarily merchandised. LICENSEE shall be free to set the prices at which it sells or distributes License Products, and LICENSOR shall have no right to dictate such price(s), provided, however, that the Licensed Products shall at all times be sold and marketed as high quality products consistent with LICENSOR's and TPC's image and reputation for overall high quality.

              (c) Exclusive Accounts. The Sublicense hereby granted shall be with respect only to Non-Retail Customers and shall be exclusive with respect to Non-Retail Customers. LICENSEE shall use commercially reasonable efforts to avoid diversion of Licensed Products to accounts other than Non-Retail Customers.

              (d) Term. The term of the Sublicense granted hereunder shall commence on the Effective Date and, unless sooner terminated as otherwise provided for herein, shall continue until August 31, 2007 and shall continue thereafter until terminated by either LICENSOR or LICENSEE providing the other party not less than 180 days written notice of its election to terminate.


           2. ROYALTY PAYMENT

              (a) Royalties. LICENSEE shall pay LICENSOR a royalty of [ ] of all Licensed Product "sold" during the [ ] of the term of the Sublicense and

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[ ] of all Licensed Product "sold" during the [ ] of the term of the Sublicense.
The amount of royalty for each subsequent [ ] shall be [ ] of Licensed Product "sold" times a fraction in which the numerator is the Consumer Price Index for all Urban Consumers as published by the U.S. Department of Labor Statistics ("CPI") at the end of the preceding [ ] and the denominator is the CPI as of the Effective Date but in no event shall such fee be less than [ ] nor more than [
]. The applicable rate shall be rounded to the [ ]. In the event the CPI data is not available for any relevant date, LICENSOR may substitute such other governmental index for purposes of the above computation as LICENSOR my reasonably determine accurately reflects consumer inflation between the relevant dates.

The [ ] payment shall be in lieu of any royalty payment during the [ ] of the Sublicense.

Licensed Product shall be considered "sold" upon the date such Licensed Product is billed, invoiced, or paid for, which ever event occurs first. No royalty shall be due for Licensed Product which is returned to LICENSEE by its customer no later than 14 days after the receipt of the Licensed Product by such customer.

A Year(s) for purposes of the Agreement shall mean one year period(s) commencing as of the Effective Date and each anniversary of the Effective Date.

              (b) No Deduction. There shall be no deduction from the royalties owed to LICENSOR for uncollectible accounts, or for taxes, fees, assessments, allowances, advertising or other expenses of any kind which may be incurred or paid by LICENSEE.

              (c) Periodic Statements. On or before the fifth (5th) business day of each month, LICENSEE shall furnish to LICENSOR a complete and accurate statement showing (I) the number and description of each of the Licensed Products covered by this Sublicense sold by LICENSEE during the preceding month by customer name, type and quantity of Licensed Product sold and (ii) the royalties due hereunder. Such statement shall be certified by an officer of LICENSEE as being accurate and in compliance with generally accepted accounting principles consistently applied. The foregoing statement shall be provided to LICENSOR even if no royalty is due.

              (d) Royalty Payments. LICENSEE shall pay all royalties owing to LICENSOR hereunder for any month within fifteen (15) business days following the end of such month. Payment shall be sent and made payable to Potandon Produce LLC at the address given in Section 15 below. The receipt or acceptance by LICENSOR of any of the statements furnished pursuant to this Sublicense or of any royalties paid hereunder (or the cashing of any royalty checks paid hereunder) shall not preclude LICENSOR from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately bye rectified and the appropriate payment made by LICENSEE.

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              (e) Records. LICENSEE agrees to keep accurate books of account covering all transactions relating to the Licensed Products. LICENSOR or TPC and their authorized representatives shall have the right at all reasonable hours of the day at LICENSEE's usual place of business to examine and copy said books of account and records and all other documents and material in the possession or under the control of LICENSEE insofar as they relate to the calculation of royalty payable hereunder. If any such examination shall reveal a deficiency in royalties paid or payable hereunder of more than five percent (5%) of the correct royalty for the period audited or if examination is made because of the LICENSEE's failure to pay any amounts due hereunder, then LICENSEE shall bear all reasonable costs incurred by LICENSOR or TPC in connection with the examination. All books of account and records shall be kept available for at least seven (7) years after the end of the period to which such books and records relate.

              (f) Up-front Payments. LICENSEE shall pay LICENSOR a [ ] upon execution of this Agreement which payment shall be in lieu of any royalty payment for all Licensed Product sold during the [ ]. Within 30 days from the first day of each [ ], LICENSEE shall pay LICENSOR a [ ]. The [ ] shall be applied against LICENSEE's royalty obligations for such [ ] at which time LICENSEE will resume payment of royalty. [ ]

              (g) Best Efforts. LICENSEE shall use commercially reasonable efforts, consistent with the provisions of this Sublicense, to exploit the LICENSED MARKS and sell the maximum volume of Licensed Products.

              (h) Minimum Royalty. The minimum amount of royalty payable hereunder shall be:

           [                                                    ]

           [                                            ]

           [                                            ]

           [                                            ]

           [                                            ]

In the event the amount of royalty paid by LICENSEE to LICENSOR in any Year is less than the amount specified above for such Year, LICENSEE shall pay LICENSOR an amount of money equal to the difference between such amount and the amount or royalty actually paid by LICENSEE within thirty days from the end of such Year.

           3. EXCLUSIVITY


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              (a) Exclusivity. The Sublicense granted herein shall be exclusive for sale of Licensed Products to Non-Retail Customers in the United States and Canada (the "Territory"). LICENSEE shall not knowingly sell Licensed Products to any customer who resells such Licensed Products to any account other than a Non-Retail Customer. LICENSEE agrees that all potato products produced, marketed or sold by it shall be exclusively Licensed Products and LICENSEE shall not sell any potato products under any trademark other than the LICENSED MARKS.

              (b) Reservation. Notwithstanding anything contained herein to the contrary, LICENSOR, TPC or The Sholl Group II, Inc.("SGII") may continue to utilize, and grant others the right and license to utilize, the LICENSED MARKS in connection with the sale of any products other than Licensed Products. THIS LICENSE DOES NOT RESTRICT OR LIMIT TPC's, LICENSOR's or SGII's RIGHTS TO UTILIZE THE LICENSED MARKS IN ANY MANNER WHATSOEVER EXCEPT SOLELY WITH RESPECT TO SALES OF LICENSED PRODUCTS.

           4. PROCUREMENT SERVICES

              (a) Procurement. LICENSOR shall assist LICENSEE in the procurement of raw potato products which are to be utilized by LICENSEE in the manufacture of the Licensed Products.

              (b) Scope. LICENSOR agrees to use all commercially reasonable efforts to supply LICENSEE with all of its requirements of raw potatoes and LICENSEE agreed to purchase exclusively from LICENSOR all of the LICENSEE's requirements of potatoes to be used by the LICENSEE in the manufacture of the Licensed Products. LICENSEE shall have the right to purchase raw potatoes from other suppliers only in the event that LICENSOR is unable to provide such potatoes. LICENSOR's failure to provide product with respect to any particular transaction shall not relieve LICENSEE from its obligation to purchase from LICENSOR with respect to future transactions. LICENSEE may request LICENSOR to sell potatoes directly to its contract manufacturers. LICENSEE agrees that if LICENSOR sells product to such parties at the request of LICENSEE, LICENSEE shall promptly pay any invoice which is not paid in accordance with its terms by such third party.

              (c) Orders. LICENSEE shall submit all order for the Products to LICENSOR in writing by facsimile or by letter which shall set forth, at a minimum:

              (I)  An identification of the type of products ordered,

              (II) Quantity,

              (III)Requested delivery dates,

              (IV) Manner and place of delivery, and

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              (V)  Other requirements.

LICENSEE shall insure that its orders (each, an "Order") are received by LICENSOR at least three (3) days prior to the shipment date requested in the Order. LICENSOR shall promptly confirm all Orders upon receipt.

              (d) Delivery Terms. The LICENSEE shall pay the cost of transportation from, and storage after, the delivery point, and the LICENSEE shall insure products with a reputable insurer for the full invoice amount of such shipment. Such insurance shall provide for full coverage from the time the products are delivered at the delivery point until paid for in full.

              (e) Price and Payment Terms. The price for all potatoes sold to LICENSEE hereunder shall be [ ] that LICENSOR pays for such potatoes from its supplier [ ] In no event shall such price [ ]. In addition LICENSEE shall pay LICENSOR [ ] of the FOB price for all product which is sold in not less than full truckload quantities and [ ] of the delivered price for all product which is sold on a less than truckload basis. LICENSOR shall invoice LICENSEE for the purchase price of all product upon shipment thereof which invoices shall be due within 21 days of the invoices. LICENSOR shall invoice LICENSEE for all Fees at the end of each month for all product which was shipped during such month which invoices shall be due within 21 days of the invoices. LICENSOR shall invoice LICENSEE for all Fees at the end of each month for all product which was shipped during such month which invoices shall be due within 21 days of the invoices.

              (f) Warranty and Damages. LICENSOR warrants that as of the date of shipment, the raw potatoes are merchantable and are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and shall comply in all material respects with applicable federal and state laws. ALL OTHER WARRANTIES AND REPRESENTATIONS, EITHER EXPRESSED OT IMPLIED, ARE HEREBY EXCLUDED. If any of the raw potato products are unmerchantable, adulterated or otherwise not in compliance with any laws or regulations ("Unmarketable Products"), LICENSOR's sole obligation to LICENSEE shall be (a) provide a credit to LICENSEE for the purchase price of the Unmarketable Products, the Fee associated with such Unmarketable Products and the amount of freight charges (which credit may be used for the purchase of replacement product or other product)and (b) promptly provide replacement product. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY DAMAGE EXCEPT AS SPECIFIED ABOVE INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

           LICENSOR and LICENSEE agree that adjustments to the purchase price of raw potatoes resulting from quality claims will be resolved in a manner customary in the industry.


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5. MARKETING ASSISTANCE

           LICENSOR and LICENSEE will meet periodically, at the request of either LICENSOR or LICENSEE, to review sales of the Licensed Products, marketing programs, promotional activity and new product development. Such assistance shall be provided by SGI, as agent for LICENSOR in accordance with a separate agreement between SGI and LICENSOR.


           6. GOODWILL, ETC.

                (a) Acknowledgment. LICENSEE recognizes the great value of the goodwill associated with the LICENSED MARKS and acknowledges that the LICENSED MARKS and all rights therein and goodwill pertaining thereto belong exclusively to TPC, and that the LICENSED MARKS have a secondary meaning in the minds of the public. Upon expiration or termination of the right to use the LICENSED MARKS pursuant to this Sublicense, except for LICENSEE's rights to sell out its inventory pursuant to Section 13(d) below, LICENSEE shall cease all use of the LICENSED MARKS promptly and will not use any of the LICENSED MARKS thereafter.

                (b) No Impairment. LICENSEE agrees that during the term of this Sublicense or thereafter it will not attack the title or any rights of TPC or LICENSOR in and to the LICENSED MARKS, attack the validity of this Sublicense, or do anything either by an act of omission or commission which might impair, violate or infringe the LICENSED MARKS. LICENSEE will not claim adversely to TPC or LICENSOR or anyone claiming through TPC or LICENSOR with respect to any right, title or interest in or to said LICENSED MARKS and will not misuse or harm or bring the LICENSED MARKS into public disrepute; provided, however, that misuse, harm or public disrepute may not be inferred from advertising or promotional materials with respect to which LICENSOR has given its prior approval unless there has been a material change in applicable laws or governmental regulations or LICENSOR has otherwise given reasonable notice to LICENSEE withdrawing such approval. If at any time LICENSOR reasonably determines that any such advertising or promotional material with respect to which LICENSOR has given its prior approval do constitute misuse, or could cause harm or public disrepute, LICENSEE will modify such advertising or promotional material upon LICENSOR's request. LICENSEE agrees that it has not and will not for its benefit, directly or indirectly, register(ed) or apply(ied) for registration of the LICENSED MARKS or any mark which is, in LICENSOR's reasonable opinion, the same as or confusingly similar to the LICENSED MARKS.

                (c) Other Trademarks. Except as required by state law marketing mandates, LICENSEE may not, without LICENSOR's prior written consent, use other

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trademarks that are not LICENSED MARKS in connection with any Licensed Products bearing a LICENSED MARK (or any associated packaging, labeling or advertising);


provided that if such is granted, the LICENSED MARKS shall be the primary trademark and other trademarks shall be secondary to the LICENSED MARKS.

              (d) Cooperation. LICENSEE agrees to cooperate fully and in good faith with TPC and/or LICENSOR, at TPC's or LICENSOR's expense, for the purpose of securing and preserving TPC's rights in and to the LICENSED MARKS.

              (e) Registration. If any of the trademarks, service marks, trade names or logos licensed hereunder shall not be registered in the applicable class of products hereunder, LICENSEE acknowledges that TPC may register the LICENSED MARKS for the Licensed Products in its own name and that LICENSEE's use thereof shall inure to the benefit of TPC for such purpose, as well as for all other purposes. LICENSEE shall cooperate with TPC in any such registration or application, excluding incurring or payment of any expenses of TPC.


           7. INFRINGEMENT

              (a) Notice of Infringement. LICENSEE and LICENSOR shall each notify the other in writing of any infringements, misappropriation or imitations by others of the LICENSED MARKS which may come to their attention, and LICENSOR and TPC shall have the right to determine whether or not any action shall be taken on account of any such infringements or misappropriation of the LICENSED MARKS. Either LICENSOR or TPC, if it so desires, may at its own expense commence or prosecute any claims or suits in its own name or in the name of LICENSOR and/or LICENSEE or join LICENSOR and/or LICENSEE as a party thereto, but it is understood and agreed that neither LICENSOR or TPC is under any obligation whatsoever to institute any suit or take any action on account of any such infringement, misappropriation or imitation.

              (b) Irreparable Harm. LICENSEE expressly recognizes that the LICENSED MARKS possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which LICENSOR or TPC would sustain by unauthorized use. LICENSEE expressly recognizes and agrees that an irreparable injury would be caused to LICENSOR and TPC by unauthorized or improper use or any use in breach of this Sublicense, and agrees that preliminary and permanent injunctive and other equitable relief (including but not limited to attorneys' fees)would be appropriate in the event of a breach of this Sublicense by LICENSEE, provided that such remedy shall not be exclusive of legal remedies otherwise available.



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           8. LICENSED PRODUCT, APPROVAL

              (a) Quality. LICENSEE hereby covenants and agrees that the Licensed Products (including all advertising) covered by this Agreement shall meet or exceed the quality standards set forth in LICENSOR'S Quality Assurance Manual, comply with approved specifications, and be of high standards and of such quality, style and appearance as shall be reasonably adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the LICENSED MARKS and goodwill pertaining thereto; that such Licensed Products shall be manufactured, sold and distributed in accordance with all applicable laws; and that the policy of sale, distribution and/or exploitation by LICENSEE shall be of high standards and to the best advantage of the LICENSED MARKS and that the same shall in no manner reflect adversely upon the good name of LICENSOR or TPC, or any of their programs or of the LICENSED MARKS. LICENSEE agrees that it shall not sell or distribute any Licensed Product which was returned to it or other wise rejected due to quality reasons without the prior consent of LICENSOR.

              (b) Production Facility Approval. LICENSEE agrees to produce Licensed Products only in facilities which have been reviewed on site by LICENSOR or a designated agent or LICENSOR and found through inspection and review to meet or exceed the standards set forth in LICENSOR's Quality Assurance Manual for "Approval". LICENSOR may elect to rely upon LICENSEE's representation that a facility meets or exceeds the standards set forth in LICENSOR's Quality Assurance Manual for "Approval" instead of itself reviewing such facility. In the event LICENSOR elects to review the facility itself it shall do so at its own cost and shall do so promptly so as not to delay production at such facility.

              LICENSEE also agrees that authorized representatives of LICENSOR and TPC will be permitted to inspect and audit any and all facilities from time to time to determine the facility's degree of compliance to LICENSOR's Quality Assurance Manual. LICENSOR shall bear the costs for these facility reviews.

              In the event that LICENSOR or TPC reasonably determines through inspection, audit or other resalable means that a facility supplying LICENSEE has not been approved by LICENSOR or fails to meet the standards defined in LICENSOR's Quality Assurance Manual in the reasonable judgement of LICENSOR's or TPC's authorised representative, LICENSOR reserves the right to take one of the following actions:

              (1) Place the facility in a "conditionally approved" status for minor noncompliances from LICENSOR's Quality Assurance
           Manual and/or agreed upon specifications and request a written corrective action plan from LICENSEE within ten days of LICENSOR's conditional approval. In the event a corrective action plan is submitted by LICENSEE and approved by LICENSOR, which approval shall not be unreasonably withheld and in any case such approval shall be granted or

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           withheld within 48 hours of submission of the corrective action to
           LICENSOR or, if LICENSOR is required to submit the corrective action plan to TPC, within 48 hours of submission of the corrective action plan to TPC (if LICENSOR does not respond within such time period, LICENSEE's plan as submitted shall be deemed to have been approved), it is LICENSEE's responsibility to verify that corrective actions are completed as prescribed and in a timely manner. Any costs of corrective action shall be the responsibility of LICENSEE or the facility, and not LICENSOR or TPC. LICENSEE may restore the "conditionally approved" facility to "Approved" status once LICENSOR is reasonably satisfied that corrective actions are complete. LICENSOR and TPC reserve the right to re-inspect any facility which has been restored to "Approved" status. In the absence of an approved corrective action plan, LICENSOR or TPC may require discontinuance of production at the conditionally approved facility. This will result in a rating change to "Unapproved" for the facility of concern. LICENSEE shall be responsible for any and all costs of discontinuation.

              (2) Place the facility in an "Unapproved" status for major non-compliances from LICENSOR's Quality Assurance Manual and/or agreed upon specifications, require LICENSEE to discontinue production immediately and request a written corrective action plan from LICENSEE. LICENSOR shall either grant or withhold its approval within 48 hours of the submission of the plan to LICENSOR or, if LICENSOR is required to submit the corrective action plan to TPC, within 48 hours of submission of the corrective action plan to TPC. LICENSOR shall not unreasonably withhold its approval. LICENSEE shall be responsible for any and all costs of discontinuation of production and LICENSEE or facility shall bear any costs of corrective action.

           Once LICENSOR is reasonable satisfied with the corrective action, LICENSEE may request LICENSOR to re-inspect the unapproved facility and restore it to a "Conditionally Approved" or "Approved" status. The costs reasonably incurred by LICENSOR or TPC of this reinspection shall be the responsibility of LICENSEE.

              (c) Quality Assurance Manual. LICENSEE agrees to comply in all respects with LICENSOR's Quality Assurance Manual. If LICENSOR makes changes to LICENSOR's Quality Assurance Manual, LICENSEE will be allowed a reasonable period of time in which to come into compliance with the changed requirement.

              (d) Confidential. LICENSEE agrees that LICENSOR's Quality Assurance Manual is the confidential and proprietary information of TPC and LICENSOR and shall be retained in confidence in accordance with the provisions and restrictions of Section 13 below.

              (e) Excessive Complaints and Defective Products. In the event that

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LICENSOR reasonably determines that Licensed Products contain serious defects and/or are causing increased levels of consumer dissatisfaction, LICENSOR reserves the right to request reasonable corrective action by LICENSEE to minimize the negative impact on consumers and protect the LICENSED MARKS. The corrective action will be conducted within a time frame reasonably acceptable to LICENSOR and the costs of corrective action shall be for the sole account of LICENSEE. In the event LICENSEE is negligent in addressing LICENSOR identified priorities for defects or excessive complaints, LICENSOR reserved the right to require immediate discontinuation of the Licensed Product of concern.

              (f) Compliance with Laws. LICENSEE warrants and represents that all Licensed Products procured, sold or distributed by it shall not be adulterated, contaminated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act or any other applicable law or regulation. LICENSEE agrees to comply with all applicable laws and regulations in connection with the processing, distribution or sale of Licensed Products including, without limitation, the laws and regulations of Canada and its provinces.

              (g) [ ] and [ ] Manufacturer. LICENSEE agrees that in the event it elects to retain the services of a contract manufacturer of Licensed ProductS in
(i) the [ ], it shall consult with LICENSOR and with [ ] and will give due consideration to [ ] as LICENSEE's contract manufacturer for such region and
(ii) [ ], it shall consult with LICENSOR and with [ ] and will give due consideration to [ ] as LICENSEE's contract manufacturer for such region.


           9. ADVERTISING, PROMOTION AND MERCHANDISING

              (a) Submission for Approval. LICENSEE shall submit all advertising and promotional copy pertaining to the Licensed Products to LICENSOR for written approval before release for publication, which approval shall not be unreasonably withheld, provided, it is agreed that if TPC withholds approval for any reason, LICENSOR's refusal to grant approval shall not be deemed unreasonable. LICENSOR reserves the right to disapprove any proposed release without the necessity of stating a reason, provided that LICENSOR does suggest how the submitted material will obtain LICENSOR's approval.

              (b) TPC or LICENSOR Advertising. If LICENSOR or TPC believes it is desirable to produce or place catalogs, promotional brochures or inserts, point of sale displays or other advertising matter displaying the Licensed Products in conjunction with other product of TPC or LICENSOR and/or others, LICENSOR and TPC shall each have the right to do so without payment or obligation to LICENSEE.

              (c) Use of LICENSEE's Name. LICENSOR and TPC shall have the right, but not the obligation, to use the name of LICENSEE in LICENSOR's or TPC's programs without any payment or obligation to LICENSEE whatsoever. LICENSOR agrees that such publicity will be in good tasted in accordance with accepted industry standards. Any and

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each use of any trademark or trade name of LICENSEE must have the prior written approval of LICENSEE, which approval shall not be unreasonably withheld.



           10. INDEMNIFICATION AND INSURANCE

               (a) By LICENSEE. LICENSEE hereby agrees to indemnify LICENSOR and TPC and their respective directors, officers, agents and employees and to hold each of them harmless in all respects, including reasonable attorneys' fees, from and against any and all claims, demands, suits or causes of action of whatever kind or nature and resulting settlements, awards of judgements arising directly or indirectly out of any act or omission or alleged activity of LICENSEE in connection with the Licensed Products and/or the Sublicense, including any defects or alleged defects in the Licensed Products but excluding
(I) the use of the LICENSED MARKS in any manner permitted hereunder, and (ii) any act carried out by LICENSEE at the specific written request of LICENSOR so long as carried out with due care and in compliance with applicable laws and regulations; provided LICENSEE is given prompt notice of such claim, demand, suit, or cause of action, and the opportunity to defend, with LICENSOR's and/or TPC's cooperation. This indemnity shall survive the termination of this Agreement.

               (b) Insurance. LICENSEE shall, at its own expense, obtain and maintain throughout the term of this Sublicense, Commercial General Liability Insurance, on an "occurrence" form, with minimum limits of U.S. $2,000,000 combined single limit per occurrence, U.S. $4,000,000 general aggregate, and U.S. $2,000,000 products/completed operations aggregate. If requested by LICENSOR, the foregoing minimum policy limits shall be increased by a percentage equal to the percentage increase in the Consumer Price Index for all Urban Consumers as published by the U.S. Department of Labor Statistics since the date of this Agreement. Such insurance shall be provided by insurance carrier(s) with a financial condition comparable to, or better than, Best's "A" rating, and shall not contain any endorsement or policy provision which in any way limits or restricts coverage for contractual liability provided in the policy. Each policy shall be endorsed to name LICENSOR and TPC as an additional insures and to provide that it cannot be canceled without thirty (30) days prior written notice to LICENSOR. As proof of insurance, LICENSEE shall furnish to LICENSOR a Certificate of Insurance at least ten (10) days before any Licensed Products are distributed and/or sold, and thereafter prior to the expiration of any policy. Compliance with this Section concerning insurance shall in no way limit or restrict LICENSEE's indemnification obligations.


           11. RIGHT OF TERMINATION BY LICENSOR; AUTOMATIC TERMINATION

A. Without prejudice to any other rights that LICENSOR may have, LICENSOR shall have the right to terminate this Sublicense upon five (5) days written notice sent by registered or certified mail:

                      (a) If LICENSEE shall be unable to pay its liabilities when due or shall become subject to any bankruptcy, insolvency or receivership proceeding of any nature (other than an involuntary proceeding of which LICENSEE obtains a dismissal within 60 days after filing), or it is business is placed in the hands of a receiver or trustee by the exercise of any judicial power of a court of competent jurisdiction;

                      (b) If LICENSEE assigns or sublicenses this Sublicense of any of its rights hereunder;

                      (c) If LICENSEE fails to abide by any of the material requirements of this agreement or otherwise fails to perform any of its other obligations hereunder, and LICENSEE fails to cure such breach or failure within thirty (30) days after notice from LICENSOR; or

                      (d) If LICENSEE fails to attain the Minimum Requirements in any Year as specified in Section 2 (h).

B. This Sublicense shall terminate automatically if the LICENSE AGREEMENT is terminated for any reason whatsoever other than an election by TPC to terminate the LICENSE AGREEMENT pursuant to Section 11 of the LICENSE AGREEMENT. In the event of termination by TPC pursuant to Section 11 of the LICENSE AGREEMENT, TPC may elect to allow this Sublicense to continue in effect as between LICENSEE and TPC or may elect to terminate the Sublicense in the manner prescribed in Section 12 below. Without regard to the manner in which the LICENSE AGREEMENT may be terminated, including termination by TPC for cause, LICENSOR shall have no liability to LICENSEE arising from such termination.


           12. TERMINATION OPTION

               (a) In addition to LICENSOR's rights to terminate this Sublicense pursuant to Section 11 above, and whether or not any of the events described in
Section 11 above have occurred or exist, TPC shall have the irrevocable right and option (the "Termination Option") to terminate LICENSEE's rights hereunder, whether or not it elects to terminate the LICENSE AGREEMENT, in consideration of the payment by TPC of a cancellation fee equal to the fair market value, as of the date of the Termination Option is exercised, of LICENSEE's rights under this Sublicense as determined pursuant to (c) below.

               (b) To exercise the Termination Option, TPC shall deliver to LICENSEE a written notice (the "Termination Notice") indicating TPC's election to exercise the Termination Option pursuant to this Section. For a period of 30 days after exercise of the

Termination Option, LICENSEE shall afford TPC full access to all of LICENSEE's documents and information which TPC may request. TPC may rescind the Termination Notice at any time within 15 days after such 30-day due diligence period or after the final determination of the appraisers pursuant to (C) below. Such rescission shall be by written notice and be without liability to either party; provided that TPC may not exercise the Termination Option more than once in any calendar year. If the Termination Option is exercised and the Termination Notice is not rescinded, TPC shall pay the Termination Notice is not rescinded, TPC shall pay the Termination Payment in cash and LICENSEE's sublicense rights hereunder shall thereupon terminate.

               (c) The fair market value of LICENSEE's rights under this Sublicense as of the date of exercise of the Termination Option (i.e. the Termination Option exercise price) shall be determined by appraisal by one mutually acceptable appraiser; provided that, if TPC and LICENSEE are unable to agree on a single appraiser within ten days after exercise of the Termination Option, each party shall designate one appraiser and the two appraisers so designated shall, within ten days after their designation, jointly designate a third appraiser or, if they are unable to agree, such third appraiser shall, upon the petition of either party, be designated by the Senior Judge of the District Court for Hennepin County, State of Minnesota. All appraisers shall be experienced in business appraisal. The appraisers shall accomplish the appraisal under such rules and procedures as they may reasonably establish to determine the fair value of LICENSEE's right to use the LICENSED MARKS in its operations (independent of the value of any other tangible or intangible assets or business operations of LICENSEE) as of the date of exercise of the Termination Option based on the success of LICENSEE's exploitation of the LICENSED MARKS to such date and after deducting royalties due hereunder. Each party will cooperate with such appraisers to the fullest extent. The decision of the appraisers shall be rendered in writing by a majority within thirty (30) days after the selection of the third appraiser, which decision shall be final and binding upon all parties. The fees and expenses of the appraisers shall be divided equally between the parties.

               (d) LICENSOR shall have no liability to LICENSEE arising from a termination pursuant to this Section 12.


           13. EFFECT OF TERMINATION

               (a) Cessation of Rights. Subject to the limited right to dispose of inventory pursuant to Section 13(d), upon expiration or termination of this Sublicense, all rights granted to LICENSEE hereunder shall cease and LICENSEE will refrain from further use of the LICENSED MARKS or anything confusingly similar to the LICENSED MARKS in connection with the growing, harvesting, sale or distribution of LICENSEE's products.

               (b) LICENSOR's and TPC's Remedies. LICENSEE acknowledges that its failure (except as otherwise provided herein) to cease use of the LICENSED

MARKS at the termination or expiration of this Sublicense will result in immediate and irreparable damage to TPC and LICENSOR and to the rights of any subsequent licensee. LICENSEE acknowledges and admits that there is no adequate remedy at law for such failure, and LICENSEE agrees that in the event of such failure TPC and/or LICENSOR shall be entitled to equitable relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which TPC and/or LICENSOR is entitled under this Sublicense or otherwise.

               (c) Final Statement. Thirty (30) days after the expiration or termination of this Sublicense, a statement showing the number and description of Licensed Product on hand or in process shall be furnished by LICENSEE to LICENSOR. LICENSOR shall have the right to take a physical inventory count to ascertain or verify such inventory and statement, and failure of LICENSEE to furnish such statement or refusal by LICENSEE to submit to such physical inventory count by LICENSOR shall forfeit LICENSEE's right to dispose of such inventory, TPC and LICENSOR retaining all other legal and equitable rights they may have under such circumstances.

               (d) Disposal of Inventory. LICENSEE may sell on a non-exclusive basis, for a period of (3) months after expiration or termination of this Sublicense, Licensed Products that utilized the LICENSED MARKS covered by this Sublicense which are on hand or in processing at the time of expiration or termination, provided that royalties with respect to such period are paid and statements are furnished for that period in accordance with Section 2 of this Sublicense and such Licensed Products otherwise comply in all respects with the terms of this Sublicense. During such period, LICENSEE may also use up its remaining inventory of LICENSOR approved packaging, boxes and labels using the LICENSED MARKS. Any inventory of packaging, boxes or labels using the LICENSED MARKS remaining after such 3 month period shall be destroyed or otherwise be disposed of in a manner approved by LICENSOR in writing and LICENSEE shall provide LICENSOR with a statement certifying the proper handling of such packaging, boxes and labels in the manner prescribed herein.

               (e) Compliance With Other Terms. Notwithstanding anything to the contrary herein, LICENSEE shall not manufacture, sell or dispose of any Licensed Product utilizing the LICENSED MARKS after termination because of the departure by LICENSEE from the quality requirements of this Agreement.


           14. JOINT VENTURE OPTION

               LICENSOR shall have the option, [ ] of this Agreement, to participate in LICENSEE's business of manufacturing, marketing and selling of LICENSED

PRODUCTS by providing LICENSEE written notice of its election to so participate. In the event LICENSOR exercises its option, this Sublicense shall terminate with effect upon start-up of business of the "Joint Venture". If LICENSOR exercises its option, the parties shall negotiate in good faith (I) the information of a limited liability company or such other form of business entity the parties may agree upon (the "Joint Venture") and (ii) all other terms and conditions of the Joint Venture. LICENSOR shall [ ] to the LICENSED MARKS and shall [ ]. LICENSEE will provide [ ].


           15. NOTICES

               All notices and requests and statements to be given and all payments to be made hereunder shall be given or made at the respective addresses of LICENSOR and LICENSEE set forth below unless notification of a change of address is given in writing. Such notices and requests and statements shall be deemed to have been duly given if in writing and delivered personally or sent by certified mail.

           As to LICENSEE:

               IPS Produce Inc.
               2 International Plaza
               Suite 245
               Philadelphia, Pa. 19113-1507


           As to LICENSOR:

               Potandon Produce LLC
               1819 Hoopes Ave.
               Idaho Falls, Id. 83404


           16. CONFIDENTIALITY

               LICENSOR and LICENSEE acknowledges that a confidential relationship exists between them by virtue of the relationship contemplated by this Sublicense and, accordingly, the parties acknowledge and agree that:

                A. Confidential information will be disclosed by one party to the other solely for the purposes incidental to the business relationship contemplated by this Sublicense.

                B. Each party will treat all confidential information disclosed to it by the other party as secret and confidential and shall strictly protect and safeguard such confidential information from disclosure to third parties.

                C. Neither party hereto will use any confidential information of the other party for any purpose not incidental to the purposes contemplated by this Sublicense and will not disclose any such information to anyone other than its employees, agents, or representative having a need to know such information for purposes incidental to this Sublicense and who have executed a confidentiality agreement in a form that is acceptable to the other party.

                D. Each party acknowledges that irreparable injury may be caused to the other party in the event of any disclosure of confidential information in violation of this Sublicense and each party agrees that, if it should make or attempt to make, any such disclosure in violation of the provisions hereof, the other party shall be entitled, in addition to such other remedies, damages and relief as may be available under applicable law, to an injunction prohibiting such a disclosure or specifically enforcing the provisions of this article, as the case may be. The obligations of the parties as set forth in this Section 16 shall survive termination of this Sublicense.

                E. For purposes of this Section, "confidential information" shall mean any trade secrets or other unpublished information which has blue by virtue of not being generally known and which has been disclosed by one of the parties hereto to the other in writing and which has been clearly marked as confidential. Both parties agree that it shall not submit confidential information to the other party unless it first notifies the other party in writing of its intention of doing so and describing in such communication the general nature of what it intends to disclose. If the recipient of such communication requests in writing, within 10 days of receipt of such communication, that such information not be disclosed to it and the other party nevertheless sends such information, such information shall not be confidential information. LICENSOR acknowledges that LICENSEE may mark statements or reports that it is required to provide to LICENSOR as "confidential". The fact that such statements or reports are marked confidential shall render the material contained therein confidential if such material is not of a confidential nature or such material is subject to any of the following exceptions. The parties agree that the identity of certain large or well-known foodservice accounts are not confidential. LICENSOR and LICENSEE agree that confidential information shall not include, and that the obligations of secrecy, confidence and non-use set forth herein shall not apply to any information that (I) is or becomes publicly known without the fault of the recipient; (ii) was known by the recipient prior to its disclosure by the other party as evidenced by written and dated records kept in the ordinary course of business by the other party; or (iii) is independently disclosed to the recipient by a third party source without breach of a confidential relationship to the other party with regard to such information.

           17. NO JOINT VENTURE

               Nothing herein contained shall be construed to place LICENSOR and LICENSEE in the relationship of partners or joint venturers and neither shall have any power to obligate or bind the other in any manner whatsoever.


           18. CONSENT TO ASSIGNMENT OR SUBLICENSE

               This Agreement and any rights granted herein may not be assigned, transferred, mortgaged, sublicensed or otherwise encumbered by LICENSEE without the prior written consent of LICENSOR. No transfer by operation of law shall be effective against LICENSOR or TPC.


           19. LICENSOR AUTHORITY

               LICENSOR does hereby represent and warrant to LICENSEE that it has the right and authority to grant the sublicense to LICENSEE on the terms and conditions herein contained.


           20. NO WAIVER; MODIFICATION; SEVERABILITY

               None of the terms of this Agreement can be waived or modified except expressly in writing signed by both parties. The failure of either party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision. If any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other provision hereto.


           21. WHOLE AGREEMENT; GOVERNING LAW; CONSTRUCTION; BENEFIT

               (a) Whole Agreement. Upon execution, this Sublicense cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter between the parties, including any which may have existed between LICENSOR and EPL TECHNOLOGIES, INC. ("EPL"), and there are no representations, promises, warranties,, covenants, projections, or undertakings other than those contained herein. Notwithstanding the foregoing, that certain confidentiality agreement dated April 10, 1995, between EPL and LICENSOR shall remain in effect in accordance with its terms with respect only to those formulas provided to LICENSOR by EPL, which formulas are attached to that certain letter sent to Thomas Remick from LICENSOR dated September 10, 1997, a copy of which letter has been sent to EPL.

               (b) Governing Laws. This Sublicense shall be governed by and interpreted in accordance with the laws of the State of Delaware including all matters of construction, validity, enforcement and performance, without giving effect to principles of conflict of laws.

               (c) Titles and Headings; Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

               (d) Benefit. Nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the parties hereto or thereto, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, of the transactions contemplated herein or therein. Notwithstanding the foregoing, the parties acknowledge that there are numerous provisions in this Sublicense which refer provisions which refer to any rights of TPC and TPC is entitled to the rights conferred upon it herein all as if it were a party hereto. LICENSEE acknowledges that LICENSOR has various obligations to TPC pursuant to the License including certain obligations to obtain TPC's approval or consent. LICENSEE agrees that if TPC refuses to grant any approval or consent to LICENSOR with respect to which LICENSEE is seeking LICENSOR's approval or consent, LICENSOR's subsequent refusal to grant approval or consent to LICENSEE shall not be deemed to be unreasonable.

               (e) Public Announcement. No press releases, announcements or other disclosure related to this Sublicense or the transactions contemplated herein will be issued or made without the written approval of each of TPC, LICENSOR and LICENSEE, except for any public disclosure which TPC, LICENSOR or LICENSEE in good faith believes is required by law (in which case the disclosing party will consult with the other parties prior to making such disclosure).

           IN WITNESS WHEREOF, the parties hereto have executed this Trademark Sublicense Agreement as of the day and year first above written.

                                     POTANDON PRODUCE LLC


                                     By: /s/ Steve Ottum
                                        ---------------------------


                                     IPS PRODUCE, INC.


                                     By: /s/ Paul L. Devine
                                        ---------------------------

                                    EXHIBIT A

                                 Licensed Marks


           The following LICENSED MARKS (and any modifications thereto made by LICENSOR or TPC or its successor in interest during the term of this Agreement) may be used by LICENSEE only in connection with the Licensed Products and in accordance with the terms and conditions of the Sublicense:

           (1)       "Green Giant Fresh"

           (2)       "Green Giant" and logo

                                    EXHIBIT B

                                Licensed Products

1)         Definition

           Potatoes shall be "Licensed Products" hereunder if and only to the extent that (1) such potatoes are "fresh and perishable", (2) any of the LICENSED MARKS are used in connection with the advertising, marketing, sale or distribution thereof, (3) such potatoes are (I) whole peeled or (ii) cut, diced or sliced and not whole and (4) the product utilizes technology disclosed in United States Patent #4,937,085.

           For purposes of this Sublicense, "fresh and perishable" shall mean that (I) such potatoes have a shelf life (measured from the date such potatoes are distributed into the food service channels) not longer than specified below,
(ii) no chemicals or preservatives (except as specified in (4) above and in the growing and harvesting thereof), except for coatings and other current customary practices used in marketing of fresh vegetables have been added or applied to such potatoes or the packaging thereof having the effect of extending the shelf life thereof, (iii) such potatoes have not been blanched, cooked, or heat treated for purposes of preservation, frozen, dehydrated, refrigerated (except normal refrigeration used in the manufacturing process and in the delivery of the product), irradiated and (iv) such potatoes have not been placed in a can, jar, or bottle, nor in any other container or packaging intended to prolong the shelf life in excess of the respective shelf life set forth below from the date distributed into the food service channels.

2)         Shelf Life

                     180 days

                             GUARANTY AND INDEMNITY

           To induce LICENSOR to execute and deliver to LICENSEE, the attached Agreement (the "Agreement") and to perform its obligations thereunder, EPL TECHNOLOGIES INC., a Colorado corporation ("EPL") does hereby:

           (a) absolutely and unconditionally guarantee to LICENSOR, the full, faithful and punctual performance by LICENSEE of all of LICENSEE's obligations under the Agreement;

           (b) indemnify and hold harmless LICENSOR from and against any and all losses, damages and costs which LICENSOR at any time shall or may sustain or incur by reason of the failure of LICENSEE to fully, faithfully, and punctually perform its obligations under the Agreement; and

           (c) waive notice of, consent to, and agree that this Guaranty and Indemnity shall not be affected or impaired by, any amendments, extensions, settlements, compromises, favors, releases, renewals, indulgences or changes in, or modifications of, any of the obligations of LICENSEE under the Agreement, or any neglect or omission on the part of LICENSOR to realize upon any of such obligations or liabilities thereunder.

           EPL waives any rights to require a proceeding first against LICENSEE, presentment, demand of payment, protest, notice of dishonor or nonpayment and demands of any kind.

           Capitalized terms used herein without definition which are defined in the Agreement are used herein as therein defined.

           This Guaranty and Indemnity shall be binding upon EPL and its successors and assigns and shall be governed and construed in accordance with the laws of Idaho.

           IN WITNESS WHEREOF, EPL has caused this Guaranty and Indemnity to be executed as of this 22 day of September, 1997.

                                         EPL TECHNOLOGIES INC.



                                         By: /s/ Paul L. Devine
                                             --------------------------

                                        2